Exhibit 99.01

OGE Energy Corp. reports higher earnings for 2012

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), parent company of Oklahoma Gas and Electric Company (OG&E) and OGE Enogex Holdings LLC (Enogex), today reported earnings of $3.58 per average diluted share in 2012, compared with earnings of $3.45 per average diluted share in 2011.

In 2012, OG&E, a regulated electric utility, reported net income of $280 million and contributed $2.83 per diluted share, compared with $263 million, or $2.65 per diluted share in 2011. Enogex, a midstream natural gas pipeline business, reported net income of $74 million, or $0.75 per diluted share in 2012, compared to net income of $82 million, or $0.83 per diluted share in 2011. The holding company posted breakeven results in 2012, compared with a loss of $0.03 per diluted share in the prior period.

"Execution of key multi-year initiatives was our focus for 2012," said Pete Delaney, OGE Energy chairman, president and CEO. "At the utility, we completed our smart meter deployment on time and under budget, and made appreciable progress in our transmission build out, which contributed to our strong utility earnings. At Enogex, we continue to develop our existing acreage dedications, which should provide gathering and processing volume growth for years to come."

Fourth Quarter Results
For the three months ended Dec. 31, 2012, OGE Energy reported earnings of $0.39 per diluted share, compared with $0.37 per diluted share in the fourth quarter of 2011. The increase was due to higher gross margins at OG&E primarily from increased transmission revenue, recovery of various utility investments and new customer growth in the fourth quarter compared to the same period last year partially offset by higher operating expenses and increased ownership in Enogex by OGE's equity partner.

Discussion of 2012 results

OGE Energy reported consolidated gross margin of $1.8 billion in 2012, compared with $1.6 billion in 2011. Operating income was $677 million in 2012, compared with $647 million in 2011. Net income was $355 million in 2012, compared with $343 million in 2011.

OG&E reported gross margin of $1.3 billion in 2012, compared with $1.2 billion in 2011. OG&E's higher net income, $280 million in 2012 compared with $263 million in 2011, was primarily attributed to recovery of various utility investments, transmission revenues associated with new projects, new customer growth and production tax credits related to wind farms, partially offset by higher operating and interest expenses.

Enogex reported gross margin of $489 million in 2012, compared to $441 million in 2011. Enogex's gross margin increased 11 percent from 2011, as a result of higher gathering, processing and condensate volumes. Enogex's higher gross margins were offset by increased operating and interest expenses associated with system expansion and increased ownership percentage in Enogex by OGE's equity partner. Enogex's net income attributable to OGE decreased in 2012 to $74 million compared with $82 million in 2011. OGE Energy's portion of EBITDA increased from $223 million in 2011 to $237 million in 2012.

2013 Outlook
OGE Energy consolidated earnings guidance for 2013 is $3.35 to $3.60 per averaged diluted share. The guidance assumes approximately 100 million average diluted shares outstanding and normal weather for the year. More information regarding the Company's 2013 earnings guidance and the Company's 2012 financial results is contained in the Company's Form 10-K filed today with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2013 at 8 a.m. CST on Wednesday, Feb. 27. The conference will be available through www.oge.com. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 798,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of OGE Enogex Holdings LLC, a natural gas pipeline business with principal operations in Oklahoma.

Non-GAAP Financial Measures
Enogex has included in this release the non-GAAP financial measure EBITDA. Enogex defines EBITDA as net income attributable to Enogex Holdings before interest, income taxes and depreciation and amortization. EBITDA is a supplemental non-GAAP financial measure used by external users of the Company's financial statements such as investors, commercial banks and others, to assess:

•	the financial performance of Enogex's assets without regard to financing methods, capital structure or historical cost basis;

•	Enogex's operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Enogex provides a reconciliation of EBITDA to net income attributable to Enogex Holdings, which Enogex considers to be its most directly comparable financial measure as calculated and presented in accordance with GAAP. The non-GAAP financial measure of EBITDA should not be considered as an alternative to GAAP net income attributable to Enogex Holdings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of Enogex's results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in Enogex's industry, Enogex's definition of EBITDA may not be comparable to a similarly titled measure of other companies. To compensate for the limitations of EBITDA as an analytical tool, Enogex believes it is important to review the comparable GAAP measure and understand the differences between the measures. A reconciliation of EBITDA is below and is available on OGE Energy's website: www.oge.com.

Reconciliation of projected EBITDA to projected net income attributable to Enogex Holdings

(In millions)	Twelve Months Ended December 31, 2013 (A)(B)
Net income attributable to Enogex Holdings	$132
Add:
Interest expense, net	33
Depreciation and amortization expense (C)	123
EBITDA	$288

OGE Energy's portion	$228

(A)	Based on the midpoint of Enogex Holdings' earnings guidance for 2013.

(B)	As of November 1, 2010, Enogex Holdings' earnings are no longer subject to tax (other than Texas state margin taxes) and are taxable at the individual partner level.

(C)
Includes amortization of certain customer-based intangible assets associated with the acquisition from Cordillera Energy Partners III, LLC in November 2011, which is included in gross margin for financial reporting purposes.

Reconciliation of EBITDA to net income attributable to Enogex Holdings

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2012	2011	2012	2011
Net income attributable to Enogex Holdings	$21.6	$37.2	$147.8	$155.9
Add:
Interest expense, net	8.9	5.7	32.6	22.9
Income tax expense (A)	0.1	0.1	0.2	0.2
Depreciation and amortization expense (B)	35.2	21.1	111.6	77.2
EBITDA	$65.8	$64.1	$292.2	$256.2

OGE Energy's portion	$52.6	$53.6	$236.6	$222.9

(A)	As of November 1, 2010, Enogex Holdings' earnings are no longer subject to tax (other than Texas state margin taxes) and are taxable at the individual partner level.

(B)
Includes amortization of certain customer-based intangible assets associated with the acquisition from Cordillera Energy Partners III, LLC in November 2011, which is included in gross margin for financial reporting purposes.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, percent-of-proceeds, keep-whole and fixed-fee; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company's nonregulated business compared with the Company's regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2012.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$465.5	$445.9	$2,141.2	$2,211.5
Natural Gas Midstream Operations operating revenues	396.6	439.3	1,530.0	1,704.4
Total operating revenues	862.1	885.2	3,671.2	3,915.9
COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	182.9	193.3	819.0	966.0
Natural Gas Midstream Operations cost of goods sold	301.6	342.8	1,099.7	1,311.9
Total cost of goods sold	484.5	536.1	1,918.7	2,277.9
Gross margin on revenues	377.6	349.1	1,752.5	1,638.0
OPERATING EXPENSES
Other operation and maintenance	153.8	148.9	601.5	581.2
Depreciation and amortization	100.9	81.3	371.0	307.1
Impairment of assets	0.1	1.3	0.4	6.3
Gain on insurance proceeds	—	(3.0)	(7.5)	(3.0)
Taxes other than income	25.5	23.7	110.2	99.7
Total operating expenses	280.3	252.2	1,075.6	991.3
OPERATING INCOME	97.3	96.9	676.9	646.7
OTHER INCOME (EXPENSE)
Interest income	0.1	0.1	0.6	0.5
Allowance for equity funds used during construction	1.3	4.3	6.2	20.4
Other income	4.7	8.2	17.0	19.3
Other expense	(5.4)	(9.5)	(16.5)	(21.7)
Net other income	0.7	3.1	7.3	18.5
INTEREST EXPENSE
Interest on long-term debt	40.6	37.5	158.9	146.1
Allowance for borrowed funds used during construction	(0.7)	(2.3)	(3.5)	(10.4)
Interest on short-term debt and other interest charges	2.1	1.6	8.7	5.2
Interest expense	42.0	36.8	164.1	140.9
INCOME BEFORE TAXES	56.0	63.2	520.1	524.3
INCOME TAX EXPENSE	12.5	20.0	135.1	160.7
NET INCOME	43.5	43.2	385.0	363.6
Less: Net income attributable to noncontrolling interests	5.0	6.8	30.0	20.7
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$38.5	$36.4	$355.0	$342.9

BASIC AVERAGE COMMON SHARES OUTSTANDING	98.7	98.0	98.6	97.9
DILUTED AVERAGE COMMON SHARES OUTSTANDING	99.4	99.4	99.1	99.2

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.39	$0.37	$3.60	$3.50

DILUTED EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.39	$0.37	$3.58	$3.45

DIVIDENDS DECLARED PER COMMON SHARE	$0.4175	$0.3925	$1.5950	$1.5175

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$170.9	$172.3	$878.0	$943.5
Commercial	119.4	113.7	523.5	531.3
Industrial	48.3	47.8	206.8	216.0
Oilfield	37.6	37.7	163.4	165.1
Public authorities and street light	47.4	44.9	202.4	207.4
Sales for resale	13.0	14.4	54.9	65.3
System sales revenues	436.6	430.8	2,029.0	2,128.6
Off-system sales revenues	7.0	0.7	36.5	36.2
Other	21.9	14.4	75.7	46.7
Total operating revenues	$465.5	$445.9	$2,141.2	$2,211.5

Sales of electricity - MWH (a) sales by classification
Residential	1.8	1.9	9.1	9.9
Commercial	1.6	1.6	7.0	6.9
Industrial	1.0	1.0	4.0	3.9
Oilfield	0.8	0.8	3.3	3.2
Public authorities and street light	0.8	0.8	3.3	3.2
Sales for resale	0.3	0.3	1.3	1.4
System sales	6.3	6.4	28.0	28.5
Off-system sales	0.3	—	1.4	1.0
Total sales	6.6	6.4	29.4	29.5

Number of customers	798,110	789,146	798,110	789,146

Weighted average cost of energy per KWH (b) - cents
Natural gas	3.400	4.014	2.930	4.328
Coal	2.367	2.129	2.310	2.064
Total fuel	2.565	2.643	2.437	2.897
Total fuel and purchased power	2.984	3.039	2.806	3.215

Degree days
Heating - Actual	1,203	1,264	2,667	3,359
Heating - Normal	1,329	1,403	3,349	3,631
Cooling - Actual	77	89	2,561	2,776
Cooling - Normal	74	61	2,092	1,911

NATURAL GAS MIDSTREAM OPERATIONS
Operating revenues	$422.6	$455.3	$1,608.6	$1,787.1
Operating income	$33.2	$43.4	$185.6	$175.0
Net income attributable to OGE Enogex Holdings	$10.3	$19.1	$74.1	$82.2
Net cash provided from operating activities	$96.0	$84.1	$312.7	$264.9
Capital expenditures	$141.2	$334.2	$506.5	$612.5

Gathered volumes – TBtu/d (c)	1.51	1.36	1.41	1.36
Incremental transportation volumes – TBtu/d (d)	0.65	0.53	0.67	0.58
Total throughput volumes – TBtu/d	2.16	1.89	2.08	1.94

Natural gas processed – TBtu/d	1.04	0.88	0.98	0.79

Condensate sold – million gallons	9	6	35	27
Average condensate sales price per gallon	$1.83	$2.02	$1.95	$2.09

Natural gas liquids sold (keep-whole) – million gallons	29	34	162	167
Natural gas liquids sold (purchased for resale) – million gallons	179	150	667	487
Natural gas liquids sold (percent-of-liquids) – million gallons	6	7	24	25
Natural gas liquids sold (percent-of-proceeds) – million gallons	3	2	14	6
Total natural gas liquids sold – million gallons	217	193	867	685

Average natural gas liquids sales price per gallon	$0.93	$1.09	$0.89	$1.16

Average natural gas sales price per MMBtu (e)	$3.31	$3.60	$2.79	$4.08

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.
(e) Million British thermal units.